Exhibit 4.2
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes certain provisions of our articles of association (“Articles of Association”) and organizational regulations (“Organizational Regulations”) and applicable provisions of Swiss law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our Articles of Association, Organizational Regulations and applicable provisions of Swiss law. Copies of our Articles of Association and Organizational Regulations are incorporated by reference as exhibits to this Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our Articles of Association and Organizational Regulations and applicable provisions of Swiss law for additional information.
Capital Structure
The registered shares, par value $0.01 per share (“registered shares”) are the only outstanding shares of Bunge Global SA, a Swiss corporation (“Bunge,” “the Company,” “we,” “us” and “our”).
Issued Share Capital: As of February 20, 2024, the registered share capital of Bunge is $1,614,294.72, comprising of 161,429,472 registered shares, including 18,011,261 treasury shares.
Capital Band: Bunge has a capital band ranging from $1,291,435.78 (lower limit) to $2,421,442.08 (upper limit) and Bunge's board of directors is authorized to increase or reduce, within such range, the share capital once or several times and in any (partial) amount or to cause Bunge or any of Bunge’s group of companies to acquire (including under a share repurchase program) registered shares directly or indirectly, until October 19, 2028, without shareholder approval. Approximately 65.6 million shares are reserved for issuance as consideration in connection with the anticipated completion of business combination agreement with Viterra Limited (the “Viterra Acquisition”).
In the event of a share issuance based on Bunge’s capital band, Bunge’s board of directors determines all relevant terms of the issuance, including the date of the issuance, the issuance price, the type of contribution, the beginning date for dividend entitlement and, subject to the provisions of the Articles of Association, the conditions for the exercise of the subscription rights with respect to the issuance. Bunge’s board of directors may allow subscription rights that are not exercised to expire, or it may place such rights or registered shares, the subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of Bunge. After October 19, 2028, the capital band will only continue to be available to the board of directors for issuance of additional registered shares if a capital band authorization is approved by shareholders.
In a share issuance based on Bunge’s capital band, Bunge’s shareholders have subscription rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. However, Bunge’s board of directors may withdraw or limit these subscription rights in certain circumstances as set forth in the Articles of Association, including in connection with the Viterra Acquisition.
 Conditional Share Capital: The Articles of Association provide for a conditional capital that authorizes the issuance of additional registered shares up to a maximum amount of 20% of the share capital registered in the commercial register (corresponding to up to 32,285,894 registered shares) without obtaining additional shareholder approval. These registered shares may be issued:

◦with respect to up to 19,371,537 fully paid-in registered shares, further to the exercise or conversion, exchange, option, warrant, subscription or other rights to acquire registered shares or through obligations to acquire registered shares that are or were granted to or imposed upon shareholders or third parties alone or in connection with bonds, notes, loans, options, warrants or other securities or contractual obligations of Bunge or any of Bunge’s group companies; or
◦with respect to up to 12,914,357 fully paid-in registered shares, to members of Bunge’s board of directors, members of the executive management team, officers, employees, contractors or consultants of Bunge or Bunge’s group companies, or other persons providing services to Bunge or Bunge’s group companies under the terms of Bunge’s equity incentive plans.

In connection with the issuance of bonds, notes, loans, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Bunge’s registered shares, Bunge’s board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in certain circumstances.
The subscription rights of shareholders are excluded with respect to registered shares issued to members of Bunge’s board of directors, members of the executive management team, officers, employees, contractors, consultants or other persons providing services to Bunge or any of Bunge’s group companies under the terms of Bunge’s equity incentive plans.
Other Classes or Series of Shares: Bunge’s board of directors may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and a majority of the par value of the registered shares represented at a general meeting.
Subscription Rights and Advance Subscription Rights
Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize the issuance, or authorization of the board of directors for the later issuance, of registered shares, or rights to subscribe for, or convert into, registered shares (which rights may be connected to debt instruments or other financial obligations). In addition, the existing shareholders will have subscription rights in relation to such registered shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the registered shares represented at the general meeting, withdraw or limit the subscription rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing Bunge’s board of directors to withdraw or limit the subscription rights of shareholders in the context of the capital band as described below).
If the general meeting of shareholders has approved the creation of a capital band or conditional share capital, it will generally delegate the decision whether to withdraw or limit the subscription rights (with respect to the issuance of new registered shares) and advance subscription rights (with respect to the issuance of convertible or similar instruments) for valid reasons to Bunge’s board of directors. The Articles of Association provide for this delegation with respect to Bunge’s capital band and conditional share capital in the circumstances described below under “—Capital Band” and “—Conditional Share Capital.”

Capital Band: Bunge’s board of directors is authorized to withdraw or limit the subscription rights with respect to the issuance of registered shares based on the capital band and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies:
◦if the issue price of the new registered shares is determined by reference to the market price;
◦for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders;
◦for the acquisition of companies, part(s) of companies or investments thereof, for the acquisition of products, intellectual property or licenses by or for investment projects of Bunge or any of Bunge’s group companies, or for the financing or refinancing of any of such transactions through a placement of registered shares. Bunge's board of directors will use this authority to issue the share consideration upon and subject to the completion of the Viterra Acquisition:
◦for purposes of broadening Bunge’s shareholder constituency in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new registered shares on domestic or foreign stock exchanges;
◦for purposes of granting an over-allotment option of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s); or
◦for the participation of members of Bunge’s board of directors, members of the executive management team, officers, employees, contractors, consultants or other persons performing services for the benefit of Bunge or any of Bunge’s group companies.

Conditional Share Capital: In connection with the issuance of bonds, notes, loans, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Bunge’s registered shares, the subscription rights of shareholders are excluded and Bunge’s board of directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to registered shares issued from Bunge’s conditional share capital if (1) there is a valid reason to withdraw or limit subscription rights of shareholders in connection with the issuance of shares based on the capital band (see immediately above) or (2) the bonds or similar instruments are issued on appropriate terms.
If the advance subscription rights are withdrawn or limited:
◦the acquisition price of the registered shares shall be set by taking into account the market price prevailing at the date on which the instruments or obligations are issued and;
◦the instruments or obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance of or entry into the instruments or obligations.

The subscription rights and the advance subscription rights of shareholders are excluded with respect to registered shares issued from Bunge’s conditional share capital to members of Bunge’s board of directors, members of the executive management team, officers, employees, contractors, consultants or other persons providing services to Bunge or any of Bunge’s group companies under the terms of Bunge’s equity incentive plans.

Distributions of Dividends
Under Swiss law, distributions of dividends may be paid out only if the Company has sufficient distributable profits from the previous fiscal years, or if the Company has freely distributable reserves, including out of capital contribution reserves, each as will be presented on the balance sheet included in the annual standalone statutory financial statements of Bunge. The affirmative vote of shareholders holding a majority of the votes cast at a general meeting (whereby abstentions, broker nonvotes (if any), blank or invalid ballots shall be disregarded for purposes of establishing the majority) must approve distributions of dividends. Bunge’s board of directors may propose to shareholders that a distribution of dividend be paid but cannot itself authorize the dividend.
Under the Swiss Code, if Bunge’s statutory reserves amount to less than 20% of the share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Bunge’s registered capital), then at least 5% of Bunge’s annual profit must be allocated to the statutory profit reserve. The Swiss Code and the Articles of Association permit Bunge to accrue additional reserves. In addition, Bunge is required to create a special reserve on its stand-alone annual statutory balance sheet in the amount of the purchase price of registered shares any of its group companies repurchase, which amount may not be used for dividends or subsequent repurchases. Registered shares held directly by Bunge are presented on the stand-alone annual statutory balance sheet as a reduction of total shareholders’ equity.
Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Bunge’s auditor must confirm that a dividend proposal made to shareholders complies with the requirements of the Swiss Code and the Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment; however, it is also possible to pay dividends or other distributions in, for example, quarterly instalments. The Articles of Association provide that dividends that have not been claimed within five years after the due date become Bunge’s property and are allocated to the statutory profit reserves.
We expect to declare any distribution of dividends and other capital distributions in U.S. dollars.
Repurchases of Registered Shares
The Swiss Code limits a company’s ability to hold or repurchase its own registered shares. Bunge may only repurchase registered shares if and to the extent that sufficient freely distributable reserves are available, as described above. The aggregate par value of all the registered shares held by Bunge may not exceed 10% of the registered share capital. However, Bunge may repurchase Bunge’s registered shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders (including as part of the capital band provision included in the Articles of Association) authorizing Bunge’s board of directors to repurchase registered shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any registered shares repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a majority of votes cast at a general meeting (whereby abstentions, broker nonvotes (if any), blank or invalid ballots shall be disregarded for purposes of establishing the majority) or, if the authorization is contained in the capital band provision of the Articles of Association, upon Bunge’s board of directors effecting the cancellation based on the authority granted to it in the capital band provision. Repurchased registered shares held by Bunge do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. Resolutions adopted by shareholders at general meetings approving a dividend may exclude treasury shares from dividend entitlement.

Reduction of Share Capital
Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of Bunge’s share capital recorded in the commercial register. Such a capital reduction requires the approval of shareholders holding a majority of votes cast at a general meeting (whereby abstentions, broker nonvotes (if any), blank or invalid ballots shall be disregarded for purposes of establishing the majority). A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share capital recorded in the commercial register. Before or after the approval by the general meeting of shareholders of the capital reduction, Bunge’s board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce and notify creditors that they may request, within thirty days, satisfaction of or security for their claims (to the extent that the coverage of creditors’ claims prior to the capital reduction has been reduced). The obligation to provide security does not apply if the reduction of the share capital does not jeopardize the satisfaction of the creditors’ claims. If an unqualified special audit report is available, the law presumes that creditors’ claims are not jeopardized. The presumption may be rebutted by creditors in exceptional circumstances.
General Meetings of Shareholders
The general meeting of shareholders is Bunge’s supreme corporate body. Ordinary and extraordinary shareholders’ meetings may be held. Among other things, the following powers will be vested exclusively in the general meeting of shareholders:
◦adoption and amendment of the Articles of Association;
◦election of the chair and the members of Bunge’s board of directors, the members of the compensation committee, the auditor and the independent voting rights representative;
◦approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;
◦approval on the allocation of profit shown on the balance sheet contained in the stand-alone statutory financial statements of the Company, in particular the determination of dividend and other capital distributions to shareholders (including by way of repayment of statutory capital reserve (such as in the form of qualifying capital contribution reserves));
◦discharge of the members of Bunge’s board of directors and the persons entrusted with management from liability for business conduct to the extent such conduct is known to the shareholders;
◦the approval of the compensation of Bunge’s board of directors and the executive management team pursuant to the Articles of Association, and the advisory vote on the report (established under Swiss law) pertaining to the compensation of Bunge’s board of directors and executive management in the prior fiscal year;
◦the delisting of Bunge’s equity securities;
◦the approval of the report on non-financial matters pursuant to article 964c of the Swiss Code; and
◦any other resolutions that are submitted to a general meeting of shareholders pursuant to law, the Articles of Association or by voluntary submission by Bunge’s board of directors (unless a matter is within the exclusive competence of Bunge’s board of directors pursuant to the Swiss Code).
Under the Swiss Code and the Articles of Association, Bunge must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual (standalone and consolidated) financial statements and the annual management report, annually electing the chair of Bunge’s board of directors and the directors, the members of the compensation committee, and annually approving the maximum aggregate compensation payable to Bunge’s board of directors and the members of the executive management team. The invitation to general meetings may, at the election of Bunge’s board of directors, be published in the Swiss Official Gazette of Commerce, be included in the proxy statement filed in connection with the relevant ordinary general meeting, or given to the most recent contact information of the shareholders at least 20 calendar days prior to the relevant general meeting of shareholders. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary meeting, to initiate a special investigation or to elect an auditor. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.
Annual general meetings of shareholders may be convened by Bunge’s board of directors or, under certain circumstances, by Bunge’s statutory auditor. A general meeting of shareholders can be held in Switzerland or abroad. Bunge expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.
An extraordinary general meeting may be called in the circumstances provided by law, the resolution of Bunge’s board of directors or, under certain circumstances, by the auditor. In addition, Bunge’s board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 5% of the registered shares or votes, specifying the items for the agenda and their proposals. Bunge’s board of directors may include any additional agenda items or proposals. If Bunge’s board of directors does not comply with the request to publish the notice of the extraordinary general meeting within a reasonable period of time, but at the latest within 60 days, the requesting shareholders may request the court to order that the meeting be convened.
Under the Articles of Association, shareholders who hold, alone or together, at least 0.5% of the share capital or votes and are insofar recorded in the share register may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda must be in writing and received by Bunge at least 120 but not more than 150 calendar days prior to the meeting. To nominate a nominee, the shareholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in Bunge’s proxy materials) on which Bunge’s definitive proxy statement for the prior year’s annual general meeting was first released to Bunge’s shareholders, deliver a notice to, and such notice must be received by, Bunge at its registered office; provided, however, that if the annual general meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, the notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that Bunge first make public disclosure regarding such other meeting date. The request must specify the relevant agenda items and proposals, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.
Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.
Voting
Each registered share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Bunge’s share register, through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative or, on the basis of a written proxy, by any other representative who need not be a shareholder.
Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank or other nominee should follow the instructions provided by such broker, bank or other nominee or, absent instructions, contact such broker, bank or other nominee for instructions. Shareholders holding their shares through a broker, bank or other nominee will not automatically be registered in Bunge’s share register. If any such shareholder wishes to be registered in Bunge’s share register, such shareholder should contact the broker, bank or other nominee through which it holds Bunge’s registered shares.
The Articles of Association do not limit the number of registered shares that may be voted by a single shareholder.
Treasury shares, whether owned by Bunge or one of Bunge’s controlled subsidiaries, will not be entitled to vote at general meetings of shareholders.
Pursuant to the Swiss Code, shareholders have the exclusive right to determine the following matters:
◦adoption and amendment of the Articles of Association;
◦election of members of Bunge’s board of directors, its chair, the members of the compensation committee, the independent voting rights representative, and the statutory auditor;
◦approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;
◦approval on the allocation of profit shown on the balance sheet contained in the stand-alone statutory financial statements of the Company, in particular the determination of dividend and other capital distributions to shareholders (including by way of repayment of statutory capital reserve (such as in the form of qualifying capital contribution reserves);
◦discharge of the members of Bunge’s board of directors and the persons entrusted with management from liability for previous business conduct to the extent such conduct is known to the shareholders;
◦the approval of the compensation of Bunge’s board of directors and the executive management team pursuant to the Articles of Association, and the advisory vote on the report (established under Swiss law) pertaining to the compensation of Bunge’s board of directors and executive management in the prior fiscal year;
◦the delisting of Bunge’s equity securities;
◦the approval of the report on non-financial matters pursuant to article 964c CO; and
◦any other resolutions that are submitted to a general meeting of shareholders pursuant to law, the Articles of Association or by voluntary submission by Bunge’s board of directors (unless a matter is within the exclusive competence of Bunge’s board of directors pursuant to the Swiss Code).
Pursuant to the Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a majority of the votes cast at the meeting (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or the Articles of Association. In an election in which the number of candidates exceeds the number of the respective positions that are on the agenda at the general meeting, the candidates are elected by a plurality of the votes cast at the general meeting, such that the candidates receiving the most affirmative votes (up to the number of candidates to be elected) are elected and a majority votes cast shall not be a prerequisite to the election.

In addition, the NYSE requires a shareholder vote for certain matters such as:
◦the approval of equity compensation plans (or certain amendments to such plans);
◦the issuance of shares equal to or in excess of 20% of the voting power of the shares outstanding before the issuance of such shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);
◦certain issuances of shares to related parties; and
◦issuances of shares that would result in a change of control.
For these types of matters, the minimum vote which will constitute shareholder approval for NYSE listing purposes is the approval by a majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
The Swiss Code requires the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at a general meeting to approve the following matters:
◦the amendment to or the modification of Bunge’s corporate purpose;
◦the consolidation of Bunge's shares;
◦an increase in share capital through the conversion of equity surplus, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;
◦the limitation or withdrawal of subscription rights;
◦the introduction or amendment of a conditional share capital or the introduction or amendment of a capital band;
◦the restriction of the transferability of registered shares and the cancellation of such restriction(s);
◦the introduction of shares with privileged voting rights;
◦the change of currency of the share capital;
◦the introduction of the casting vote of the acting chair in the general meeting;
◦the delisting of Bunge’s equity securities;
◦the relocation of Bunge’s place of incorporation;
◦the introduction of an arbitration provision in the Articles of Association; and
◦the dissolution of Bunge.
The same supermajority voting requirements apply to resolutions in relation to transactions based on the Swiss Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding registered shares is required). Swiss law may also impose the supermajority voting requirement in connection with the sale of “all or substantially all of its assets” by us.
Proxy Access
For any general meeting, a shareholder may submit a request to Bunge to include a nominee in the Company’s proxy statement. A request for inclusion of a nominee must be in writing and received by Bunge at least 120 but not more than 150 calendar days prior to the anniversary of the general meeting for the preceding year. If the shareholder’s request includes all required information and documents, Bunge shall include in its proxy statement the name of the shareholder’s nominee for election, any required disclosures about the shareholder’s nominee, and the shareholder’s statement of support for the nominee

(which may not exceed 500 words). Bunge may also include, in its exclusive discretion, additional information relating to the nominee, including any statement in opposition to the nomination.
Say on Pay
Bunge is required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules. Bunge holds these advisory votes on an annual basis. In addition, under Swiss law, Bunge is required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each of the board of directors (for the period between annual meetings) and the executive management team (for the fiscal year commencing after the annual general meeting at which ratification is sought). Shareholders are further required to vote at each annual general meeting, on an advisory basis, on the compensation report (established under Swiss law) regarding the compensation of the members of the Board of Directors and the executive management team in the preceding fiscal year.
Environmental, Social and Governance Matters
Pursuant to article 964a et seq. of the Swiss Code, Bunge is required to prepare a report covering certain non-financial matters, including environmental matters (in particular the carbon reduction goals), social issues, employee-related issues, respect for human rights, and combating corruption. The report must include (i) a description of the Company’s business model, (ii) a description of the policies adopted in relation to these matters, including the due diligence applied, (iii) a presentation of the measures taken to implement these policies and an assessment of the effectiveness of these measures, (iv) a description of the main risks related to these matters and how the Company is dealing with these risks, and (v) the main performance indicators for the Company’s activities in relation to these matters. The Company will be required to submit the report to its shareholders for approval at the 2024 Annual Meeting, with respect to its 2023 fiscal year.
In addition, under Switzerland’s legislation regarding the due diligence and transparency in relation to child labor in the supply chain, the Company is required to establish (1) a supply chain policy on child labor, (2) a supply chain traceability system that includes and documents for each product or service for which there are reasonable grounds to suspect child labor (a) a description of the product or service and (b) the trade name and the names and addresses of the supplier and the production sites or the service provider for the undertaking, (3) as an early warning mechanism for risk identification, a reporting procedure that allows interested parties to raise reasonable concerns about the existence of a potential or actual adverse impact related to child labor, and (4) a risk management plan which identifies and assesses the risks in the supply chain according to the likelihood of occurrence and severity of adverse impacts and eliminates, prevents or minimizes such risks on that basis. The Company will be required to publish a report regarding compliance with its child labor due diligence obligations with respect to its 2023 fiscal year by June 30, 2024.
Quorum for General Meetings
Pursuant to the Articles of Association, the presence of shareholders at the commencement of a general meeting, in person or by proxy, holding at least a majority of the registered shares recorded in Bunge’s share register and generally entitled to vote at a meeting, is a quorum for adoption of any resolution or election at such general meeting. Bunge’s board of directors has no authority to waive the quorum requirements stipulated in the Articles of Association.

Inspection of Books and Records
Under the Swiss Code, a shareholder has a right to inspect the share register with regard to its, his or her own shares and otherwise to the extent necessary to exercise its, his or her shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of Bunge’s board of directors and subject to the safeguarding of the Company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from Bunge’s board of directors concerning the affairs of the Company. Shareholders may also ask the auditor questions regarding its audit of the Company. Bunge’s board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to safeguarding prevailing business secrets or other material interests of Bunge.
Special Investigation
If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, Bunge or any shareholder may, within three months after the general meeting of shareholders, request the court at Bunge’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital or voting rights may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that Bunge’s board of directors, any of Bunge’s directors or officers infringed the law or the Articles of Association and thereby damaged the Company or the shareholders. The costs of the investigation would generally be allocated to Bunge and only in exceptional cases to the petitioners.
Compulsory Acquisitions; Appraisal Rights
Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least 66 2/3% of the registered shares and a majority of the par value of the registered shares represented at the general meeting of shareholders vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:
◦a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or
◦a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.
Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as us, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.
In addition, under Swiss law, the sale of “all or substantially all of its assets” by Bunge may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:
•the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.
If all of the foregoing apply, a shareholder resolution would likely be required.
Anti-Takeover Provisions
The Articles of Association have provisions that could have an anti-takeover effect. The Articles of Association have a capital band provision, according to which Bunge’s board of directors is authorized, at any time until October 19, 2028, to limit or withdraw the preemptive rights of the existing shareholders in various circumstances. Under the capital band, Bunge’s board of directors has authority to issue up to 80,714,736 new shares or to cancel or reduce the par value of up to 32,285,894 shares until October 19, 2028.
This provision, as well as any additional anti-takeover measures Bunge’s board of directors could adopt in the future, could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.
Legal Name; Formation; Fiscal Year; Registered Office
The legal and commercial name of Bunge is Bunge Global SA. Bunge Global SA was initially formed on February 14, 2023. Bunge is incorporated and domiciled in Geneva, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Bunge is recorded in the Commercial Register of the Canton of Geneva with the registration number CHE-318.451.510. Bunge’s fiscal year is the calendar year.
The address of Bunge’s registered office is Bunge Global SA, Route de Florissant 13, 1206 Geneva, Switzerland.
Corporate Purpose
Bunge’s business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, investments in businesses in Switzerland and abroad including, without limitation, the development, processing and marketing of agricultural fuel and other products and services. Bunge may engage in all other types of transactions that appear appropriate to promote, or are related to, its business purpose. Bunge may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad and may also fund other companies, in Switzerland or abroad.

Duration; Dissolution; Rights upon Liquidation
Bunge’s duration is unlimited. Bunge may be dissolved at any time with the approval of shareholders holding two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at a general meeting. Dissolution by court order is possible if Bunge becomes bankrupt, or for cause at the request of shareholders holding at least 10% of Bunge’s share capital. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, with the difference between the par value plus qualifying capital contributions reserves and the amount of the distribution being subject to Swiss withholding tax requirements of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Bunge’s registered shares carry no privilege with respect to such liquidation surplus.
Uncertificated Shares
The registered shares are issued in uncertificated, book-entry form.
Stock Exchange Listing
The registered shares are listed on the New York Stock Exchange and trade under the symbol “BG.”
No Sinking Fund
The registered shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
The registered shares are duly and validly issued, fully paid and nonassessable.
No Redemption and Conversion
The registered shares are not convertible into shares of any other class or series or subject to redemption either by Bunge or the holder of the registered shares.
Transfer and Registration of Registered Shares
Bunge has not imposed any restrictions applicable to the transfer of Bunge’s registered shares. So long as and to the extent that the registered shares are intermediated securities within the meaning of the Swiss Federal Intermediated Securities Act, (i) any transfer of the registered shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) none of the registered shares can be transferred by way of assignment, and (iii) a security interest in any of the registered shares cannot be granted by way of assignment. Any person who acquires the registered shares may submit a request to Bunge to be entered into the share register as a shareholder with voting rights, provided such persons expressly declare that they have acquired the registered shares in their own name and for their own account, that there is no agreement on the redemption of the registered shares and that they bear the economic risk associated with the registered shares. Bunge’s board of directors may record nominees who hold registered shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of registered shares who hold registered shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee. Bunge’s share register will initially be kept by Computershare Inc., which acts as transfer agent and registrar. The share register reflects only record owners of the registered shares. Swiss law does not recognize fractional share interests.